Exhibit 99.1

Bio-Path Holdings Starts Phase II Study with Liposomal Grb-2 in AML Patients

HOUSTON, TX, February 9, 2015 – Bio-Path Holdings, Inc., (NASDAQ: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that it has begun enrollment into the safety segment of its Phase 2 study evaluating BP-100-1.01 (Liposomal Grb-2) in patients with acute myeloid leukemia (AML).

This segment of the study will evaluate two doses (60 mg/m2 and 90 mg/m2) of Liposomal Grb-2 in combination with Ara-C front line therapy. Each dose cohort will include three patients with AML for a total of six patients. The endpoint of this study segment is safety of the combination of the two drugs. The clinical trial is taking place at MD Anderson Cancer Center. Bio-Path expects results of this portion of the study in the second half of 2015.

“We are pleased to be moving Liposomal Grb-2 into the next phase of clinical development. This is a key milestone for Bio-Path and, after demonstrating a clean safety profile of the drug as a mono therapy, we are excited to evaluate the compound in its intended use in combination with an existing chemotherapeutic agent,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “Upon successful completion of this safety segment and review by the FDA, we would then move into a broader efficacy segment of the study.”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase II study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen

President & Chief Executive Officer

832-742-1357

Rhonda Chiger (investors)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com